EXHIBIT 4.40.2

                                SECOND AMENDMENT
                                       TO
                               15% PROMISSORY NOTE


            THIS SECOND AMENDMENT TO 15% PROMISSORY NOTE (this "Amendment") is made and entered into as of January 14, 2004, by E.DIGITAL CORPORATION, a Delaware corporation (the "Company") in favor of DAVRIC CORPORATION, or its registered assigns ("Noteholder").

                                 R E C I T A L S

            A. The Company has previously executed and delivered to Noteholder that certain 15% Promissory Note dated September 11, 2002 (the "Note"), in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000).

            B. Noteholder and the Company desire to modify the Note as set forth herein.

            NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

            1. Revised Payment Schedule. Section 2 of the Note is hereby deleted and replaced in its entirety as follows:

                  "Noteholder agrees to postpone principle and interest payments on the 15% Promissory Note until December 31, 2004. As of December 31, 2003, interest accrued on the note is $112,500. Interest will continue to accrue at a rate of 15% per annum on the original principal amount of $750,000. The Company has the option to make principle and interest payments to Noteholder in 2004.

                  All payments made on this Note shall be applied first to
            accrued interest, and the balance of such payment, if any, shall be applied to principal, and interest shall thereupon cease upon the principal so credited."

            2. Due Authorization. By execution of this Amendment, the Company hereby confirms that the undersigned is duly authorized to execute and deliver this Amendment and that all necessary corporate action approving this Amendment has been duly taken.

            3. Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Note remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control.
            4. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

            IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to 15% Promissory Note as of the date first above written.


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                                    "COMPANY"

                                    E.DIGITAL CORPORATION, a Delaware
                                    corporation



                                    By: /s/ ALFRED H FALK
                                        ------------------------------------
                                        Title: President and CEO


                                    "NOTEHOLDER"

                                    DAVRIC CORPORATION, a Nevada corporation



                                    By: /s/ JERRY  E POLIS
                                        ------------------------------------
                                        Title: President

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